UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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ALPHA PRO TECH, LTD.
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This supplement is being filed to correct an error in reporting the number of shares subject to currently exercisable options of Mr. Millar.  They were reported at 275,000 and should have been reported at 725,000.

Scientific Products.  In October, 1992, he was named Vice President-Sales and Marketing for Baxter’s Critical Environmental Solutions business.  In September, 1995, Baxter Scientific Products was purchased by VWR Scientific Products, Inc. where Mr. Scheerer served as Vice-President Critical Environmental Solutions and New Business Ventures until joining the Company.

There are no family relationships between the above persons other than Lloyd Hoffman who is the son of Sheldon Hoffman.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of March 30, 2004 with respect to shares of Common Stock of the Company beneficially owned by each director of the Company, each nominee for director, each executive officer of the Company, by all officers and directors as a group, and by persons known to the Company to be beneficial owners of more than 5% of the Company’s Stock.

Directors, Executive Officers	Number of Shares
and 5% Shareholders	Beneficially Owned		Percent of Class

William R. Lykken 740 McHugh Avenue Grafton, ND	1,422,100		6.1%

Al Millar, President and Director	1,774,811	(1)	7.4%

Sheldon Hoffman, CEO and Director	1,412,638	(2)	5.9%

Robert H. Isaly, Director	698,790	(3)	3.0%

John Ritota, Director	361,694	(4)	1.6%

Lloyd Hoffman, CFO and
Sr. VP- Finance and Administration	385,000	(5)	1.6%

Donald E. Bennett, Jr., Senior	331,667	(6)	1.4%
Vice President-Manufacturing and Director

Russell Manock, Director	70,900	(7)	.3%

Michael Scheerer	506,900	(8)	2.2%
Sr. VP-Sales and Marketing

David B. Anderson, Director	39,334		0.2%

All directors and executive	5,581,734		21.6%
officers as a Group (9 persons)

(1)                                  Includes 725,000 shares subject to currently exercisable options; and includes 110,942 shares and 45,000 shares subject to currently exercisable options owned beneficially by Mr. Millar’s wife, as to which Mr. Millar